Exhibit 99.2
ENTERPRISE ANNOUNCES $2 BILLION UNIT BUYBACK PROGRAM;
PROVIDES 2019 DISTRIBUTION GUIDANCE

Houston, Texas (January 31, 2019) -- Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”) today announced that the board of directors of its general partner has approved a $2.0 billion multi-year common unit buyback program.  Enterprise’s management also provided distribution guidance for 2019.
Enterprise’s board approved a $2 billion multi-year common unit buyback program to provide the partnership with an additional method to return capital to investors.  The program authorizes the partnership to purchase its common units from time to time, including through open market purchases and negotiated transactions.  The timing and pace of buy backs under the program will be determined by a number of factors including Enterprise’s financial performance and flexibility; organic growth and acquisition opportunities with higher potential returns on investment; Enterprise’s unit price and implied distributable cash flow yield; and maintaining targeted financial leverage with a debt-to-normalized EBITDA ratio in the 3.5 times area.  No time limit has been set for the completion of the program, and the program may be suspended or discontinued at any time.
With regard to distribution guidance for 2019, based on current expectations, Enterprise’s management plans to continue to recommend to its board a $0.0025 per unit per quarter increase to its distribution rate.  This pace of increase would result in a 2.3 percent increase in distributions paid with respect to 2019 to $1.765 per unit compared to $1.725 per unit for distributions declared for 2018.
“It was just fifteen months ago that we announced our plan to transition away from the MLP externally-dependent financing model with a goal of self-funding the equity portion of our growth capital investments,” said A.J. “Jim” Teague, chief executive officer of the general partner of Enterprise.  “I am pleased to announce that we accomplished this objective a year early by self-funding over 50 percent of our 2018 growth capital investments and acquisitions of approximately $4 billion.  To position Enterprise to return more capital to investors, we believed the first step was to become equity self-funding and to strengthen our credit metrics.  We believe the authorization of a new buyback program gives us another ‘tool in the toolbox’ to opportunistically return capital to investors.”
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets currently include approximately 49,100 miles of  pipelines; 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
                Rick Rainey, Media Relations (713) 381-3635

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